AMENDMENT TO

                       RENTRAK CORPORATION
                      AMENDED AND RESTATED
                   DIRECTORS STOCK OPTION PLAN

     Rentrak Corporation, an Oregon corporation (the "Company"), hereby amends the Rentrak Corporation Amended and Restated Directors Stock Option Plan (the "Plan"). The Company wishes to make funds available to optionees under the Plan for the purpose of exercising options granted thereunder. Accordingly, the following sentence is added to the end of Section 7 of the Plan.

          "The Committee may, in its discretion, extend one or more loans to Directors in connection with the exercise or receipt of an Option under this Plan. The terms and conditions of any such loan shall be set by the Committee."

This amendment was approved by the Board of Directors of the Company by resolution adopted on May 19, 2000.